May 15, 2000

Molecular Diagnostics and Therapeutics, Inc.
1880 Industrial Circle, Suite B-3
Longmont, Colorado 80501


Ladies and Gentlemen:

         We have acted as counsel to Molecular Diagnostics and Therapeutics, Inc. (the "Company") in connection with its filing of a registration statement on Form SB-2 (File No. 333-33662) (the "Registration Statement") covering up to 1,000,000 shares of the Company's authorized and unissued common stock, no par value (the "Company IPO Shares"). As such counsel, we have examined original copies, or copies certified to our satisfaction, of certain corporate records, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth. On the basis of the foregoing, we are of the opinion that the Company IPO Shares have been validly authorized and, when sold in accordance with the terms set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                                Yours very truly,

                                                REINHART, BOERNER, VAN DEUREN
                                                  NORRIS & RIESELBACH, P.C.

                                       BY       /s/ Arnold R. Kaplan
                                                ------------------------------
                                                Arnold R. Kaplan